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                                                                     EXHIBIT 3.1


                          SECOND AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                 U.LINK, INC.


     1. The name of the corporation is U.Link, Inc. (the "Company") and the date of filing the original certificate of incorporation was February 4, 1999.

     2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL") by unanimous written consent of the board of directors and by the written consent of the holders of a majority of each class of capital stock entitled to vote.

     3. The address of its registered office in the State of Delaware, County of New Castle, is 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of its registered agent at such address is Corporation Service Company.

     4. The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     5. The total number of shares of stock of all classes and series the Company shall have authority to issue is 20,303,068 shares, consisting of (i) 20,000,000 shares of common stock, par value of $0.001 per share (the "Common Stock"), and (ii) 303,068 shares of preferred stock. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock are as follows:

          (a)  Series A Preferred Stock.  The Company is authorized to issue
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     1,000 shares of Series A Preferred Stock, $.001 par value ("Preferred A").
     The Preferred A shares shall have a voting preference providing the holders of all outstanding Preferred A shares with a number of votes equal to 2,121,000 votes, or 2,121 votes per share, except where may otherwise be required by law. At the time the Company closes either an initial public offering or closes a merger or similar transaction with a public company (either an "IPO") all outstanding Preferred A shares shall automatically convert into a number of shares of Common Stock equal to 2,121,000 less one-half the number of shares of Common Stock which the Series B, C, and D Preferred Stock shall convert into, as described in Sections 5(b) - (d) below, as adjusted by subsequent stock dividends or distributions, stock splits, recapitalizations or similar events. The time of such IPO closing is referred to as the "Effective Date".

          (b)  Series B Preferred Stock.  The Company is authorized to issue
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     300,000 shares of Series B Preferred Stock, $1.00 par value ("Preferred
     B"). Upon the Effective Date, all outstanding shares of Preferred B shall automatically convert into Common Stock of the Company with each Preferred B share converting into $5.50 of Common Stock. The number of shares shall be computed by using the IPO Price, as defined. IPO Price means the public offering price or the 30 calendar day average closing price of the publicly-traded issuer following the closing of the merger or similar transaction. Pending such conversion,
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     the Preferred B shares shall have a liquidation preference of $1.00 per share. Additionally, the holders of Preferred B shares, if the Company has not closed an IPO by June 10, 2000 at 6:00 p.m., New York time, shall each have a put entitling them to require the Company to purchase their Preferred B shares at a price of $1.00 per share. Once effective, this put may be exercisable at any time on five days' prior written notice. The Preferred B shares shall have no voting or dividend rights except as otherwise required by law.

          (c)  Series C Preferred Stock.  The Company is authorized to issue
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     1,000 shares of Series C Preferred Stock, $.001 par value ("Preferred C").
     Upon the Effective Date, all outstanding shares of Preferred C shall automatically convert into Common Stock of the Company having an aggregate value of $1,000,000 with the number of shares based upon the IPO Price. Pending such conversion, the Preferred C shares shall have a $200,000 liquidation preference. The Preferred C shares shall have no voting or dividend rights except as otherwise required by law.

          (d)  Series D Preferred Stock.  The Company is authorized to issue
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     1,000 shares of Series D Preferred Stock, $.001 par value ("Preferred D").
     Upon the Effective Date, all outstanding Preferred D shares shall automatically convert into Common Stock of the Company having an aggregate value of $250,000 based upon the IPO Price. If there is no Effective Date by June 10, 2000 at 6:00 p.m., New York time, the Preferred D shares shall have a $75,000 liquidation preference. The Preferred D shares shall have no voting or dividend rights except as otherwise required by law.

          (e)  Effect of Conversion of Preferred Stock.  Once any series of
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     preferred stock has been issued and subsequently converts to Common Stock as provided for in Section 5 (a) through (d) above or otherwise, the preferred shares shall not be issued again without approval of the Company's Board of Directors.

          (f)  Effect on Series E Preferred Stock.  The filing of this Second
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     Amended and Restated Certificate of Incorporation shall have no effect on the Certificate of Designation for the Company's Series E Preferred Stock.

     6.   The Company is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter or repeal the bylaws of the Company.

     8. Elections of directors need not be by written ballot unless the bylaws of the Company shall so provide.

          Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Company.

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     9.   The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. No director of this Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Nothing in this Section 10 shall serve to eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to this Company or its stockholders, (b) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     11. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Section 11(f)) whether civil, criminal or administrative, (a "Proceeding"), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an "Investigation"), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an "Indemnitee"), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that such Advancement of Expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further

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     right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an "Undertaking").

          (b) If a claim under Section 11(a) is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In

               (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

               (ii) any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Company.

          (c) The rights to indemnification and to the Advancement of Expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

          (e) The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any

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     employee or agent of the Company to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Company.

          (f) Notwithstanding the indemnification provided for by this Section 11, the Company's bylaws, or any written agreement, such indemnity shall not include any expenses, liabilities or losses incurred by such Indemnitees relating to or arising from any Proceeding in which the Company asserts a direct claim (as opposed to a stockholders' derivative action) against the Indemnitees, whether such claim by the Company is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

          I, THE UNDERSIGNED, HEREBY ACKNOWLEDGE that I have read the foregoing Second Amended and Restated Certificate of Incorporation and affirm and acknowledge under penalty of perjury that the instrument is the act and deed of the Company, and that all facts contained therein are true and correct.


Dated: August 12, 1999                       U.Link, Inc.,
                                             a Delaware corporation


                                        By: /s/ Michael S. Paul
                                            _______________________________
                                             Michael S. Paul,
                                             Chief Executive Officer

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